EXHIBIT 10.20B



                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         This FIRST AMENDMENT, made as of the 13th day of December, 1999, to the Employment Agreement, made as of the 23rd day of February, 1998,(the "Agreement") between THE UNITED ILLUMINATING COMPANY, a Connecticut corporation (the "Company") and NATHANIEL D. WOODSON, an individual (the "Executive"),

                              WITNESSETH THAT:

     (1) The Company and the Executive hereby agree to amend the Agreement as set forth in section (2) below:

     (2) Section (11) is amended by adding thereto subsections (c) and (d), as follows:

                  (c) If for purposes of the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments that the Executive is entitled to receive under this Agreement, together with any other payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to this Agreement or otherwise, would be less than or equal to 3.2 times the "base amount" of the Executive's compensation (as defined in Section 280G of the Internal Revenue Code, and not governed by any term defined in this Agreement), any portion of such payments that would constitute "excess parachute payments" (as defined in said Section
280G) subject to such excise tax shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to such excise tax.

                  (d) If for purposes of the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments that the Executive is entitled to receive under this Agreement, together with any other payment or distribution by the Company to of for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to this Agreement or otherwise, would be more than 3.2 times the "base amount" of the Executive's compensation (as defined in Section 280G of the Internal Revenue Code, and not governed by any term defined in this Agreement), but not more than 4.0 times such "base amount," the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount equal to (i) the amount of the excise tax imposed on the Executive in respect of the payments he is entitled to receive (the "Excise Tax"), plus (ii) all federal, state and local income, employment and excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on the Executive in respect of the Gross-Up



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Payment,  such that after payment of all such taxes  (including  any  applicable interest or penalties) on the Gross-Up Payment, the Executive retains a portion of the Gross-Up Payment equal to the Excise Tax.

     (4) All the terms and conditions of the Agreement, as amended hereby are and shall remain in full force and effect.

     (5) This First Amendment to the Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first above written.



THE UNITED ILLUMINATING COMPANY

                                               ATTEST:

By  /s/ Albert N. Henricksen
   ----------------------------
       Albert N. Henricksen
       Its Group Vice President
       Support Services
                                                /s/ Robert L. Fiscus
                                               ---------------------------
                                                Robert L. Fiscus
                                                Its Treasurer and Secretary
    /s/ Nathaniel D. Woodson
   ----------------------------
      Nathaniel D. Woodson



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